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EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

Domestic Subsidiaries	State of Incorporation
ChromaVision International, Inc.	Delaware
Clarient Diagnostic Services, Inc.	Delaware

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  EXHIBIT 21
SUBSIDIARIES OF REGISTRANT